EXHIBIT 99.1
January 16, 2013
Fastenal Company Announces Cash Dividend
WINONA, Minn., January 16, 2013 (GlobeNewswire via COMTEX News Network) -- The Fastenal Company of Winona, MN (Nasdaq:FAST) reported its Board of Directors declared a dividend of $0.10 per share to be paid in cash on March 1, 2013 to shareholders of record at the close of business on February 1, 2013.
Fastenal began paying an annual dividend in 1991, expanded to a semi-annual dividend in 2003, and then switched to a quarterly dividend in 2011. In 2012, we paid four quarterly dividends of $0.17 in February, $0.17 in May, $0.19 in August, $0.21 in November, and a special supplemental dividend of $0.50 in December. Our Board of Directors intends to continue paying quarterly dividends, provided that any future determination as to payment of dividends will depend upon the financial condition and results of operations of the Company and such other factors as are deemed relevant by the Board of Directors, such as dividend tax rates.
Dividend and stock repurchase activity in the last ten years are as follows:

					Total
					value of	Per share
		Total	Dividends per share		repurchased	price of
	Dividend	dividends	Regular	Total	shares	repurchased
Year	payments	paid (000's)	dividend	dividend	(000's)	shares

2013	One[1]	$29,656	$0.10	$0.10	$—	$—
2012	Five[2]	$367,306	$0.74	$1.24	$—	$—
2011	Four	$191,741	$0.65	$0.65	$—	$—
2010	Three[2]	$182,814	$0.41	$0.62	$—	$—
2009	Two	$106,943	$0.36	$0.36	$41,104	$18.69
2008	Three[2]	$117,474	$0.26	$0.395	$25,958	$22.00
2007	Two	$66,216	$0.22	$0.22	$87,312	$20.93
2006	Two	$60,548	$0.20	$0.20	$17,294	$18.25
2005	Two	$46,935	$0.155	$0.155	$18,739	$13.38
2004	Two	$30,350	$0.10	$0.10	$—	$—

[1]	The total dividends paid amount includes the estimated impact from this announcement. The estimate is calculated using the 296.6 million shares outstanding at the end of the previous quarter.

[2]	There was a supplemental dividend paid in December 2012, 2010, and 2008.

All per share information reflects the two-for-one stock splits in both 2011 and 2005.
Fastenal sells different types of industrial and construction supplies in the following product categories: threaded fasteners and miscellaneous supplies; tools; metal cutting tool blades and abrasives; fluid transfer components and accessories for hydraulic and pneumatic power; material handling; storage and packaging products; janitorial, chemical and paint products; electrical supplies; welding supplies; safety supplies; metals, alloys and materials; and office supplies.
Additional information regarding Fastenal is available on the Fastenal Company World Wide Web site at www.fastenal.com.

The Fastenal Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6432
This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995, including a statement regarding expectations as to payment of a quarterly cash dividend in the foreseeable future. Any future determination as to payment of dividends will depend upon the financial condition and results of operations of the Company and such other factors as are deemed relevant by the Board of Directors. For example, a change in business needs including working capital and funding for acquisitions, or a change in tax law relating to dividends, could cause the Company to decide not to pay a dividend in the future. A discussion of other risks and uncertainties is included in the Company's 2011 annual report on Form 10-K under the section captioned "Risk Factors" and the Company's 2011 annual and 2012 quarterly reports under the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations". FAST-D